Exhibit 99.1

Benitec Biopharma Announces 1-for-17 Reverse Stock Split

Effective July 26, 2023

HAYWARD, Calif., July 25, 2023 — Benitec Biopharma Inc. (NASDAQ: BNTC) (“Benitec” or “Company”), a clinical-stage, gene therapy-focused, biotechnology company developing novel genetic medicines based on its proprietary DNA-directed RNA interference (“ddRNAi”) “Silence and Replace” platform, announced today that it will effect a 1-for-17 reverse stock split (“Reverse Stock Split”) of its common stock, par value $0.0001 per share (“Common Stock”), that will become effective on July 26, 2023, at 12:01 a.m., Eastern Time. Benitec’s Common Stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the existing symbol “BNTC” and will begin trading on a split-adjusted basis when the market opens on July 26, 2023. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 08205P209.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the $1.00 minimum bid price requirement for maintaining its listing on Nasdaq. There is no guarantee the Company will meet the minimum bid price requirement.

At the annual meeting of stockholders held on December 7, 2022, the Company’s stockholders granted the Company’s Board of Directors (the “Board”) the discretion to effect the Reverse Stock Split at a ratio of not less than 1-for-5 and not more than 1-for-20, with such exact ratio to be determined by the Board without further approval or authorization of the Company’s stockholders. On July 24, 2023, the Board approved a 1-for-17 reverse split ratio, and on July 25, 2023, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect the Reverse Stock Split effective July 26, 2023.

The 1-for-17 reverse stock split will automatically combine and convert 17 current shares of the Company’s Common Stock into one issued and outstanding share of Common Stock. Proportional adjustments also will be made to all outstanding securities of the Company entitling their holders to purchase shares of Common Stock or acquire shares of Common Stock, including issued and outstanding stock options, pre-funded warrants and warrants, as a result of the Reverse Stock Split, as required by the terms of those securities. The Reverse Stock Split will not change the par value of the Common Stock nor the authorized number of shares of Common Stock.

No fractional shares will be issued in connection with the Reverse Stock Split. All fractional shares will be rounded up to the nearest whole share. The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity (other than as a result of the rounding of shares to the nearest whole share in lieu of issuing fractional shares).

The Company’s transfer agent and registrar and warrant agent, Computershare Trust Company, N.A., will serve as the exchange agent for the Reverse Stock Split. Registered stockholders holding pre-split shares of the Company’s Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

About Benitec Biopharma Inc.

Benitec Biopharma Inc. (“Benitec” or the “Company”) is a clinical-stage biotechnology company focused on the advancement of novel genetic medicines with headquarters in Hayward, California. The proprietary DNA-directed RNA interference “Silence and Replace” platform combines RNA interference, or RNAi, with gene therapy to create medicines that simultaneously facilitate sustained silencing of disease-causing genes and concomitant delivery of wildtype replacement genes following a single administration of the therapeutic construct. The Company is developing Silence and Replace-based therapeutics for chronic and life-threatening human conditions including Oculopharyngeal Muscular Dystrophy (OPMD). A comprehensive overview of the Company can be found on Benitec’s website at www.benitec.com.

Cautionary Note Concerning Forward-Looking Statements

Except for the historical information set forth herein, the matters set forth in this press release include forward-looking statements, including statements regarding how Benitec’s stock will perform after the Reverse Stock Split, Benitec’s ability to timely implement the Reverse Stock Split, the success of the Reverse Stock Split, Benitec’s ability to regain compliance with the Nasdaq listing standards, Benitec’s plans to develop and commercialize its product candidates, the timing of the initiation and completion of pre-clinical and clinical trials, the timing of patient enrollment and dosing in clinical trials, the timing of expected regulatory filings, the clinical utility and potential attributes and benefits of ddRNAi and Benitec’s product candidates, potential future out-licenses and collaborations, the intellectual property position and the ability to procure additional sources of financing, and other forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and subject to risks and uncertainties that may cause actual results to differ materially, including unanticipated developments in and risks related to: unanticipated delays; further research and development and the results of clinical trials possibly being unsuccessful or insufficient to meet applicable regulatory standards or warrant continued development; the ability to enroll sufficient numbers of subjects in clinical trials; determinations made by the U.S. Food and Drug Administration and other governmental authorities; the Company’s ability to protect and enforce its patents and other intellectual property rights; the Company’s dependence on its relationships with its collaboration partners and other third parties; the efficacy or safety of the Company’s products and the products of the Company’s collaboration partners; the acceptance of the Company’s products and the products of the Company’s collaboration partners in the marketplace; market competition; sales, marketing, manufacturing and distribution requirements; greater than expected expenses; expenses relating to litigation or strategic activities; the Company’s ability to satisfy its capital needs through increasing its revenue and obtaining additional financing; given market conditions and other factors, including the Company’s capital structure; the Company’s ability to continue as a going concern; the length of time over which the Company expects its cash and cash equivalents to be sufficient to execute on its business plan; the impact of COVID-19, the disease caused by the SARS-CoV-2 virus, which may adversely impact the Company’s business and pre-clinical and future clinical trials; the impact of local, regional, and national and international economic conditions and events; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contacts:

William Windham

VP, Solebury Strategic Communications

Phone: 646-378-2946

Email: wwindham@soleburystrat.com